Exhibit 99.1

5 May 2014

Dear Shareholder:

On April 11, 2014, we made a filing with the U.S. Securities and Exchange Commission reporting an exciting new business initiative for Brazil Gold. As we examined various macro issues impacting natural resources, commodities and agriculture we identified a significant business opportunity in beef cattle production. We have been able to team with executives whom many years of experience in all aspects of live animal agriculture. In connection with this initiative we will be changing our corporate name to Conexus Corporation, reflecting our broader business interests. Please visit our new company website: www.conexusco.com.

Beef cattle represent a significant portion of live animal agriculture in the United States. However, contrary to the popular imagination the industry is largely comprised of very small operations. As compared to the consolidation that has been witnessed in hog and poultry operations there has been very limited consolidation of beef cattle operations. Today there are more than 725,000 cattle ranches in the United States with an average herd size of slightly over 40 cows/ranch, according to independent industry data.

Since 1960, the number of hog operations has declined to 50,000 from 1,800,000 with the average hog inventory at these operations having grown to 1,800 from 50. During the same period poultry operations have declined to 25,000 from 2,200,000 with the average broiler inventory having grown to 50,000 from 25. Cattle operations have been reduced by only 20% since 1993. The top 25 domestic cow/calf operations, as reported by the National Cattlemen’s Beef Association, represent less than 1% of the total domestic production base of 29 million head.

We plan to establish ourselves as one of the largest beef cattle operations in the United States on the basis of a shared economic model that provides regular and stable cash flow to contract cattlemen (landowners). We expect to benefit from economies of scale, efficiencies and operating leverage, which is not available to the small rancher. Further, we will largely limit our use of financial leverage to the financing of our highly liquid inventory - the cattle themselves - without bearing the capital cost of land acquisition and ownership.

Many of America’s traditional cattle producers raise cattle as part of their rural lifestyle and to supplement their income. Our plan for consolidation is to offer these cattlemen an opportunity to deleverage through the sale of the animals to Conexus while also entering into a contract to care for the cattle on their property for a fee. The cattleman will continue to have cattle on their property, preserving their way of life, while greatly reducing the operating burden and cash flow issues associated with a small operation and receive a stable stream of income.

www.conexusco.com

Our model is to purchase animals from cattlemen/landowners for a market price and to simultaneously enter into a contract with each cattleman whereby the cattleman will continue to monitor the herd. Under this contract, the cattleman will be paid a monthly fee with an annual bonus potential. We intend to assemble multiple production pods of 5,000 head in geographically concentrated areas and to manage each production pod as a unit. We will take on the responsibility of genetic selection, providing veterinary protocols and care, designing and purchasing nutritional inputs, marketing and transportation. We expect that significant savings will be achieved through economies of scale; genetic performance, consistent cattle quality and higher cattle market weights, reduced marketing costs, transportation savings, feed cost and other factors.

An integral and fundamental component of our business plan is to apply a disciplined set of standard operation procedures (“SOPs”) to our operations. This will be an essential component of fully realizing the economic benefits described above. These SOPs will bring demonstrated best practices and operating discipline that are difficult for a small rancher to consistently achieve and apply on their own. The application and management of the SOPs will be fashioned and based on the well-developed contract grower model that is common in the hog industry. We intend to demonstrate operating discipline through the consistent application of best practices to areas including: bull management, genetics, nutrition, veterinary care, and marketing.

We have identified more than $450 of supply chain inefficiencies for each animal sold in the current fragmented beef cattle production system. Our business model is focused on eliminating these inefficiencies and capturing the resulting profit and cash flow. For example, with the scale envisaged by our business model incremental profit will be realized through the disintermediation of at least two service providers that are currently an important part of the market chain for the small producer; the backgrounder and the livestock auction barn complex.

Our focus is on cows and calves. The industry structure is such that feedlots consolidate masses of young animals and feed them until they reach market weight at which point the animals are sold under contract to processors. The commodity price risk associated with cattle production is largely experienced in this feeding segment of the industry and not in the cow/calf stage of production. Cows feed on grass for the majority of the year. This grass is grown and the cattle graze on land unsuitable for the production of cash crops such as corn, soy, or wheat. During the winter months, or during drought the grass is supplemented by hay. Our scale and financial resources will allow us to purchase and store hay at favorable prices for use during winter months, or drought.

Our geographic focus will be the central and southern states of; Kentucky, Tennessee, Virginia, Missouri, Kansas, Arkansas, northern Mississippi, northern Alabama, eastern Oklahoma, east Texas, southern Indiana and southern Illinois. Initially, our emphasis will be in Kentucky, Tennessee, and southern Indiana and in the tri-state corner of Kansas, Missouri and Oklahoma. These areas have a significant density of ranches that fit the size criteria of 40 to 250 head and lend themselves to establishment of multiple production pods of 5,000 head each. This geographic area also has consistently good levels of precipitation as well as grassland that will support a relatively high density of animals per acre.

www.conexusco.com

We look forward to updating our shareholders with our progress as we execute the business plan associated with our new initiative and thank you for your support. Please use our website www.conexusco.com for any questions you may have.

Sincerely yours,

/s/ Stephen Price

Stephen Price

Chief Executive Officer

STATEMENT OF CERTAIN RISKS:

WE HAVE IDENTIFIED SEVERAL POTENTIAL CATTLEMEN AND LANDOWNERS WHICH WILL LAUNCH OUR NEW INITIATIVE; HOWEVER, WE HAVE ONLY VERY LIMITED COMMITMENTS, OR AGREEMENTS AT THIS TIME WITH RESPECT TO ANY SUCH ARRANGEMENTS, AND THERE CAN BE NO ASSURANCE THAT WE WILL GAIN THE NECESSARY FOOTHOLD TO ACHIEVE THE LEVEL OF INDUSTRY CONSOLIDATION WHICH WE EXPECT. THE PROCESS OF INTEGRATING RANCHES AND HERDS THROUGHOUT OUR INTENDED GEOGRAPHIC AREA MAY RESULT IN UNFORESEEN OPERATING DIFFICULTIES AND EXPENDITURES. WE DO NOT YET HAVE ALL OF OUR FINANCING NEEDED TO ACQUIRE A MEANINGFUL NUMBER OF CATTLE. WE WILL REQUIRE BOTH DEBT AND EQUITY FINANCING TO ACHIEVE OUR BUSINESS OBJECTIVES.

www.conexusco.com